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                                                                 Exhibit 10.4(b)


                               Amendment No. 1 to

                             The Timberland Company

                1991 Stock Option Plan For Non-Employee Directors


1. As a result of a 2-for-1 stock split by the Company in September, 1999 and July, 2000, the 100,000 shares initially reserved for issuance under the Plan were adjusted pursuant to the terms of the Plan to 200,000 and 400,000 shares, respectively, on the dates of the stock splits. Therefore, to reflect such adjustments, Section 4.a. is hereby amended by deleting "100,000" and replacing it with "400,000".

2(a). Section 6.a. is hereby amended by deleting "5,000" in the first paragraph and by replacing it with "10,000."

2(b). Section 6.a. is hereby further amended by deleting "1,250" in the second paragraph and by replacing it with "2,500."



This Amendment No. 1 is effective December 7, 2000.